Exhibit 3.3

CERTIFICATE OF TRUST

OF

WHITING USA TRUST II

THIS Certificate of Trust of Whiting USA Trust II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Whiting USA Trust II.

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely as trustee of the Trust

By:	/s/ Mike Ulrich
	Name:	Mike Ulrich
	Title:	Vice-President

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust, National Association, not in its individual capacity, but solely as trustee of the Trust

By:	/s/ Adam Scozzafava
	Name:	Adam Scozzafava
	Title:	Banking Officer

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